United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2012

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Equity Plan Awards

On November 27, 2012, the Board of The Laclede Group, Inc., (“Company”) approved awards to certain named executive officers of performance contingent restricted stock units (“Units”) under the Company’s 2006 Equity Incentive Plan, as amended (“Plan”).  A copy of the Plan is on file with the SEC as appendix 1 to the Company’s proxy statement filed on December 19, 2011.  The grant date for the awards is December 3, 2012, and the performance period for these awards is the three-year period ending September 30, 2015.  The key variance of these awards as compared to prior awards is the opportunity to earn 200% of the target number of Units for high performance on the total shareholder return metric, which has 25% weighting.  High performance on the other metrics, which are net economic earnings per share with a 50% weighting and growth investments with a 25% weighting for these Units, remains at 150% of the target number of Units.  As with prior awards, dividends attributable to the Units accrue throughout the Performance Period and are paid only relative to those Units that vest.  The other key terms of the awards, including those relative to change in control, remain unchanged. Target levels of Units awarded to the Company’s executive officers are:

Sitherwood	14,625
Lindsey	7,500
Waltermire	5,000
Darrell	5,000
Kullman	2,000
Rasche	2,000
Skau	3,000
Spotanski	5,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: December 3, 2012	By:	/s/ S. Sitherwood
S. Sitherwood President, and Chief Executive Officer

LACLEDE GAS COMPANY
Date: December 3, 2012	By:	/s/ S. Sitherwood
S. Sitherwood Chairman and Chief Executive Officer